                                EXHIBIT 4(b)(4)

                               FERRO CORPORATION


                      Sixth Amendment to Credit Agreement

                        SIXTH AMENDMENT TO CREDIT AGREEMENT


This Sixth Amendment to Credit Agreement (this "AMENDMENT") is made as of June 22, 1995, by and between Ferro Corporation (the "BORROWER") the four banks (collectively the "BANKS" and each a "BANK") executing and delivering this Amendment and National City Bank as the agent (in that capacity the "AGENT") of the Banks for purposes of the Credit Agreement referred to below, as that Credit Agreement may be amended from time to time:

                                    WHEREAS:

                   I. The Borrower, the Banks and the Agent are parties to a Credit Agreement dated as of August 22, 1990, as amended by an Amendment Agreement made as of May 31, 1991, as further amended by a Second Amendment to Credit Agreement made as of July 30, 1991, as further amended by a Third Amendment to Credit Agreement made as of December 31, 1991, as further amended by a Fourth Amendment to Credit Agreement made as of July 21, 1992 and as further amended by a Fifth Amendment to Credit Agreement made as of August 20, 1993 (that Credit Agreement as so amended the "EXISTING CREDIT AGREEMENT") providing for, among other things, Commitments pursuant to which Advances in the aggregate unpaid principal sum of not more that one hundred fifty million dollars ($150,000,000) are available to the Borrower upon certain terms and conditions until the Termination Date;

                 II. The Borrower has requested the Banks and the Agent to agree to amend clause (xi) of Section 5.02(a) (captioned "Liens") of the Existing Credit Agreement in order to give the Borrower the right to secure its obligation to reimburse any bank issuing or confirming a letter of credit securing Borrower's obligations to former, present or future directors or employees of Borrower or any of its subsidiaries; and

                 III. The Banks and the Agent are willing to so agree, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and (in the case of the Banks and the Agent), in reliance upon the representations and warranties of the Borrower herein contained, the Borrower, the Banks and the Agent hereby agree to the provisions of this Amendment.

A. Each term used in this Amendment that is defined in the Existing Credit Agreement shall have the meaning in this Amendment that is ascribed to that term in the Existing Credit Agreement.

B. Effective on the date of this Amendment, Section 5.02(a) (captioned "Liens") of the Existing Credit Agreement is hereby amended by deleting clause
(xi) therefrom and inserting in lieu of the clause so deleted the following clause (xi):

                 "(xi) any lien, security interest or other charge, encumbrance, or other type of preferential arrangement that (A) secures obligations of the Borrower or any of its subsidiaries organized in the United States to their respective former, present or future directors or employees in their capacities as such or (B) secures obligations of the Borrower or any of its subsidiaries to pay any bank fees, commissions or other charges in respect of, or reimburse any bank for any draft or other item paid or accepted by that bank pursuant to or otherwise in respect of, any letter of credit issued or confirmed by that bank to secure all or any part of the obligations described in the next preceding clause (A); or".

C. The Borrower hereby represents and warrants to each Bank and the Agent that no event, condition or other thing has occurred and is continuing, or will occur after giving effect to this Amendment, which constitutes, or which with the giving of notice or the lapse of any grace period or both would constitute, an Event of Default. The representation and warranty made pursuant to this paragraph C shall survive the execution and delivery of this Amendment.

D. The Borrower, the Banks and the Agent do hereby ratify and confirm all of the terms and conditions of the Existing Credit Agreement not specifically amended by this Amendment and all such terms and conditions remain in full force and effect.

E. This Amendment may be executed in one or more counterparts, each counterpart to be executed by the Borrower, by the Agent and by one or more or all of the Banks. Any party to the Existing Credit Agreement may deliver an executed counterpart of this Amendment by telecopy to the Agent at the telecopier number set forth below the Agent's signature and that party shall be deemed to have executed and delivered that counterpart with the intent to be bound by this Amendment PROVIDED that each party to this Amendment shall, on the Agent's request, deliver to the Agent such number of counterparts bearing the original signature of that party as the Agent may request in order that each party may ultimately have a counterpart bearing the original signature of each party to this Amendment. Each party to this Amendment hereby assents to the foregoing procedure for executing and delivering this Amendment and agrees that all such counterparts taken together shall constitute but one agreement, which agreement constitutes the entire agreement between the parties to this Amendment in respect of its subject matter.


Ferro Corporation                          National City Bank

By: __________________________             By: __________________________

Citibank, N.A.                             Society National Bank

By: __________________________             By: __________________________


National City Bank, Agent                  The First National Bank of Boston

By: __________________________             By: __________________________
Telecopier:  (216) 575-9396